Exhibit 99
QUARTERLY REPORT TO STOCKHOLDERS
2015 FIRST QUARTER

First Mid Announces:

•	Record Quarterly Earnings

•	Growth in Earnings Per Share

•	Branch Acquisition

•	Receipt of Industry Analyst Performance Awards

I am pleased to report that 2015 is off to a good start with solid growth in earnings and earnings per share, continued strong asset quality ratios, and an increase in our regulatory capital ratios. Net income for the first quarter of 2015 was the highest net income total that we have ever had for a quarter. First quarter net income increased 12% to $4,039,000 compared to $3,607,000 for the first quarter of 2014. On a per share basis, diluted earnings per share was $.48 per share for the first three months of 2015 compared to $.43 for the same period in 2014.

During the first quarter, First Mid announced the execution of a definitive agreement to acquire 12 Southern Illinois banking centers from Old National Bancorp. The transaction is subject to regulatory approval, a financing contingency and other customary conditions and is expected to close in the third quarter of 2015. The acquisition will move First Mid to over $2 billion in total assets. We are excited about this opportunity and have started the integration planning process to ensure a smooth transition for customers and nearly 100 new employees. We believe the addition of these branches provides a good fit geographically, culturally, and will drive shareholder value.

First Mid-Illinois Bancshares, Inc. was recognized for its financial performance recently. We were selected as a recipient of the Raymond James Community Bankers Cup for 2014. The award recognizes the top 10% exchange-traded community banks that demonstrate superior financial performance. The Community Bankers Cup is awarded based on metrics including non-performing asset levels, five-year core deposit percentage, net interest margin, efficiency ratio, return-on-average-assets, and return-on-average-tangible common equity. Also, Keefe, Bruyette and Woods (KBW) named First Mid-Illinois Bancshares, Inc. one of 25 U.S. Banking Institutions on its 2014 Honor Roll. KBW’s honor roll winners are publicly-traded banking institutions with more than $500 million in total assets that reported 2014 annual net income per share, before extraordinary items, equal to or greater than peak net income per share over the past ten years, and reported consecutive increases in net income per share, before extraordinary items, since 2009 among other criteria. We are proud of our financial performance and pleased to receive these prestigious awards.

2015 year-to-date net income increased due to improvement in several areas including greater net interest income with growth in loans over the past year, reduced provision for loan loss expense with net recoveries for the quarter, increases in mortgage banking and insurance revenues, and lower operating expenses.

Year-to-date net interest income totaled $12.6 million compared to $12.5 million for the same period last year. Loan balances increased over the past year from $992 million on March 31, 2014 to $1.05 billion on March 31, 2015. The growth in loans has been primarily commercial operating and commercial real estate loans across our market area. Loan balances have declined by $8 million since year-end primarily due to seasonal paydowns on agricultural operating loans. The growth in loans and investments from last March increased the level of earning assets resulting in the increase in net interest income. Our funding mix changed slightly over the past year with a decline in deposits offset by growth in customer repurchase agreements. Deposit balances moved from $1.31 billion on March 31, 2014 to $1.28 billion on March 31, 2015 as we did not replace a $10 million brokered CD and we reduced higher-cost CD balances while repurchase agreements increased by $35 million. Since year-end, deposit balances have increased by $7 million with growth in checking and savings account balances. During the first quarter of 2015, the combination of the increase in deposits and decline in loan balances led to a greater amount of liquidity or overnight federal funds sold which resulted in a decrease in the net interest margin. The net interest margin on a tax equivalent basis for the first quarter of 2015 was 3.44% compared to 3.50% for the same period last year.

During the first quarter of 2015, we had net recoveries of previous loan charge-offs of $159,000. We also had net recoveries during the first quarter last year of $31,000. Our non-performing loans and other real estate owned were $4.9 million at March 31, 2015 compared to $6.1 million at March 31, 2014. The continued positive trend in these two metrics allowed us to reduce the provision for loan losses for the first quarter of 2015. Our year-to-date provision for loan losses declined to $265,000 for the first three months of 2015 compared to $323,000 for the first three months of 2014. We also continue to have a strong coverage ratio of the allowance for loan losses to the level of non-performing loans of 303% as of March 31, 2015.

Non-interest income for the first quarter of 2015 was $4.8 million compared to $4.5 million for the same period last year. Mortgage banking revenue increased by $69,000 from last year as we have seen an increase in originations and were aided by lower mortgage rates during the quarter. We implemented new VA and Freddie Mac Home Possible Advantage loan products and have seen initial consumer interest. Insurance commissions were $77,000 higher than last year with greater income from carriers based upon claims experience. Year-to-date service charges were $45,000 higher than last year primarily due to an increase in overdraft income. Revenues from the trust and wealth management area were $15,000 higher than the first three months of last year due to greater brokerage revenue.

Over the past few years we have implemented cost savings initiatives to manage our cost structure and I am pleased that we continue to see results from these efforts. Operating expenses for the first three months of 2015 were lower than the same period last year at $10.8 million compared to $11.0 million last year. Operating expenses were lower during the quarter even though we recorded $128,000 in acquisition costs related to the upcoming branch acquisition. Occupancy expenses decreased $170,000 due to several factors including reduced lease expenses after moving our insurance operations to another location. We have also reduced building maintenance costs.

Our regulatory capital ratios remain strong and in excess of the regulatory minimums to be considered well-capitalized. Each of our four regulatory capital ratios were higher at March 31, 2015 compared to December 31, 2014 and March 31, 2014. This increase was primarily due to additional net income. Tangible book value per share also increased to $16.56 at March 31, 2015 compared to $15.63 at year-end and $12.58 last March.

In conclusion, I am pleased to start the year with strong financial results and am excited about the opportunity to expand our company in 2015. In April, 2015, First Mid-Illinois Bank and Trust, N.A. celebrates its 150 year anniversary from the date that the bank was first chartered in April, 1865. The longevity and success of the bank over such a long period of time is a testimony to the directors, employees, customers, and shareholders that have built this outstanding organization. Thank you for your continued support of First Mid-Illinois Bancshares, Inc. and please contact me if you should have any questions.

Sincerely,
Joseph R. Dively
Chairman and Chief Executive Officer
217-258-9520
jdively@firstmid.com

April 29, 2015

First Quarter 2015 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2015	2014	2014
Assets
Cash and cash equivalents	$55,967	$51,730	$72,588
Investment securities	454,322	431,506	447,851
Loans (including loans held for sale)	1,054,156	1,062,406	991,731
Less allowance for loan losses	(14,106)	(13,682)	(13,603)
Net loans	1,040,050	1,048,724	978,128
Premises and equipment, net	27,093	27,352	28,062
Goodwill and intangibles, net	27,442	27,597	28,078
Other assets	18,776	20,194	28,365
Total assets	$1,623,650	$1,607,103	$1,583,072

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$231,443	$222,116	$226,079
Interest bearing	1,047,660	1,049,961	1,079,746
Total deposits	1,279,103	1,272,077	1,305,825
Repurchase agreements with customers	116,596	121,869	81,277
Other borrowings	27,000	20,000	11,000
Junior subordinated debentures	20,620	20,620	20,620
Other liabilities	9,532	7,621	10,473
Total liabilities	1,452,851	1,442,187	1,429,195
Total stockholders’ equity	170,799	164,916	153,877
Total liabilities and stockholders’ equity	$1,623,650	$1,607,103	$1,583,072

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands)(unaudited)
	Three months ended
	March 31,
	2015	2014
Balance at beginning of period	$164,916	$149,381
Net income	4,039	3,607
Dividends on preferred stock and common stock	(550)	(1,102)
Issuance of preferred and common stock	254	496
Purchase of treasury stock	(836)	(902)
Deferred compensation and other adjustments	99	(35)
Changes in accumulated other comprehensive income	2,877	2,432
Balance at end of period	$170,799	$153,877

First Quarter 2015 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)(unaudited)
	Three months ended
	March 31,
	2015	2014
Interest income:
Interest and fees on loans	$11,052	$10,812
Interest on investment securities	2,361	2,523
Interest on federal funds sold & other deposits	26	27
Total interest income	13,439	13,362
Interest expense:
Interest on deposits	532	609
Interest on repurchase agreements with customers	14	12
Interest on other borrowings	153	68
Interest on subordinated debt	128	126
Total interest expense	827	815
Net interest income	12,612	12,547
Provision for loan losses	265	323
Net interest income after provision for loan losses	12,347	12,224
Non-interest income:
Trust revenues	920	933
Brokerage commissions	278	250
Insurance commissions	635	558
Service charges	1,189	1,144
Securities gains, net	229	191
Mortgage banking revenues	167	98
ATM / debit card revenue	1,006	973
Other	375	334
Total non-interest income	4,799	4,481
Non-interest expense:
Salaries and employee benefits	6,056	6,053
Net occupancy and equipment expense	1,979	2,149
Amortization of intangible assets	155	162
Legal and professional expense	582	562
Other	2,032	2,034
Total non-interest expense	10,804	10,960
Income before income taxes	6,342	5,745
Income taxes	2,303	2,138
Net income	$4,039	$3,607

Per Share Information
Basic earnings per common share	$0.50	$0.43
Diluted earnings per common share	$0.48	$0.43

First Quarter 2015 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
SELECTED FINANCIAL HIGHLIGHTS	As of
	(Unaudited)		(Unaudited)
	March 31,	December 31,	March 31,
	2015	2014	2014
SHARE AND PER COMMON SHARE DATA
Book value per common share	$20.48	$19.55	$17.36
Tangible book value per common share	$16.56	$15.63	$12.58
Common shares outstanding	7,003,685	7,033,318	5,865,438
Market price of stock	$20.00	$18.55	$21.05

REGULATORY CAPITAL RATIOS
Leverage ratio	10.68%	10.52%	10.17%
Total capital to risk-weighted assets	15.69%	15.60%	15.46%
Tier 1 capital to risk-weighted assets	14.50%	14.42%	14.24%
Common equity tier 1 capital to risk weighted assets	10.49%	10.32%	7.83%
Preferred stockholders' equity	$27,400,000	$27,400,000	$52,030,000
Common stockholders' equity	$143,399,000	$137,516,000	$101,847,000

ASSET QUALITY
Allowance for loan losses to non-performing loans	303%	301%	248%
Allowance for loan losses to total loans outstanding	1.34%	1.29%	1.37%
Total YTD net charge-offs (recoveries) (1)	$(159,000)	$196,000	$(31,000)
Total non-performing loans and other real estate owned	$4,899,000	$4,803,000	$6,067,000

	Three months ended
	(unaudited)		(unaudited)
	March 31,	December 31,	March 31,
	2015	2014	2014
PERFORMANCE RATIOS (1)
Return on average assets (2)	1.00%	0.97%	0.91%
Return on average common equity (2)	9.99%	9.32%	9.96%
Net interest margin (3)	3.44%	3.53%	3.50%

(1) Financial information is provided as of the date listed except Performance Ratios and Total Net charge-offs which are as of the period ending on the date listed
(2) Annualized net income for period
(3) On a tax equivalent basis (TE), assuming a federal income tax rate of 35%

Corporate Profile

First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. ("First Mid Bank"), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. Our mission is o fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and shareholders.

First Mid Bank was first chartered in 1865 and has since grown into a more than $1.6 billion community-focused organization that provides financial services through a network of 35 banking centers in 23 communities. Our talented team is comprised of over 400 men and women who take great pride in First Mid Bank and the Company, their work and their ability to serve our customers.

More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol "FMBH."

Note Concerning Forward-looking Statements
This presentation may contain certain forward-looking statements, such as discussions of the Company's pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A - "Risk Factors" and other sections of the Company's Annual Report on Form 10-K and the Company's other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com